EXHIBIT 99.1

Press Release dated November 17, 2004

First Litchfield Financial Corporation Increases Cash Dividend
and Declares a 5% Stock Dividend

Litchfield, Connecticut, November 17, 2004...First Litchfield Financial Corporation

NASD: FLFL) (the “Company”) the holding company for The First National Bank of Litchfield (the “Bank”) announced a five percent (5%) stock dividend to be effective on December 31, 2004 to shareholders of record on December 15, 2004. In addition, the Board of Directors voted to increase the Company’s regular quarterly dividend from $.12 per share to $.14 per share and declare a cash dividend payable on January 25, 2005 to shareholders of record on January 7, 2005.

Joseph J. Greco, President of the Company and the Bank noted that, “This year’s strong earnings performance and our confidence in our financial condition and market potential have driven the increase in the Bank’s regular quarterly dividend, as well as the declaration of the stock dividend. The Board and Management believe that one of the key components to building long term shareholder value is to provide shareholders with dividends on a current basis in recognition of the strong earnings of the Company and The First National Bank of Litchfield.”

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. As one of the oldest banks in the country, it has served the communities of Northwestern Connecticut since 1814.

Contact Person: Carroll A. Pereira, CFO
                             (860) 567-2674

Safe Harbor Statement: Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business, and (b) expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attractions of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. Such risks and uncertainties that may affect the operations, performance, development and results of the Company’s and Bank’s business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial and nonfinancial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Such developments could have an adverse impact on the Company and the Bank’s financial position and results of operation.